UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2006

Technical Olympic USA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Andreas and George Stengos

On June 1, 2006, Technical Olympic USA, Inc. (the "Company") named Andreas Stengos an Executive Vice President of the Company. Mr. Stengos currently serves as a director of the Company.

In addition, on June 1, 2006, the Company entered into employment agreements with Andreas Stengos and George Stengos, who also currently serves as an Executive Vice President of the Company. Pursuant to these employment agreements, each of Andreas Stengos and George Stengos are entitled to receive an annual salary of $300,000. The agreements are for a one year employment term and renew automatically for successive one year periods unless either party provides at least 30 days' notice of an intent not to renew. Each agreement provides that if the respective officer's employment is terminated without cause, the officer will be entitled to receive his base salary for the remainder of the agreement term. Upon a termination of the officer's employment for any other reason, the officer will be entitled to receive any earned but unpaid salary. The employment agreements contain non-compete and non-disclosure provisions in the event of the respective officer's termination of employment.

Andreas Stengos and George Stengos serve as officers and directors of Technical Olympic S.A., the Company's majority shareholder, and as officers and directors of Technical Olympic Services, Inc., which is a wholly-owned subsidiary of Technical Olympic S.A. and an affiliate of the Company. In addition, Andreas Stengos and George Stengos are both sons of Konstantinos Stengos, the Chairman of the Board of Directors of the Company, and brothers of Marianna Stengou, who also serves as a director of the Company.

John Kraynick

On June 6, 2006, the Company amended the existing employment agreement between the Company and John Kraynick to increase Mr. Kraynick's annual bonus by $500,000 per year in recognition of certain increased responsibilities assigned to Mr. Kraynick. In addition, the amendment provides that the Company will pay Mr. Kraynick $600,000 of his annual bonus in equal quarterly payments.

Copies of the employment agreements for each of Andreas Stengos and George Stengos, and the amendment to the employment agreement of John Kraynick, are attached as exhibits to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 6, 2006, the Company announced that Randy L. Kotler, the Company's Senior Vice President and Chief Accounting Officer, will serve as interim Chief Financial Officer of the Company until a successor is selected. Mr. Kotler has served as the Company's Chief Accounting Officer since June 2002. Prior to joining the Company, Mr. Kotler spent 13 years in public accounting, including the last five with Ernst & Young LLP in its Real Estate Group. Mr. Kotler is a certified public accountant. A copy of the press release announcing Mr. Kotler's appointment is attached as an exhibit to this Current Report on Form 8-K.

Mr. Kotler was not appointed as interim Chief Financial Officer of the Company pursuant to any arrangement or understanding between Mr. Kotler and any other persons. There have been no transactions and there are no proposed transactions between Mr. Kotler and the Company or any of its subsidiaries that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Kotler currently receives an annual base salary of $300,000 under the terms of his employment agreement with the Company, subject to adjustment from time to time based on Mr. Kotler's performance, Company operating results, and industry practice. Pursuant to the employment agreement, Mr. Kotler is also entitled to receive an annual bonus equal to 25% of his annual base salary and other perquisites commensurate with his position. The employment agreement expires on December 31, 2008. The agreement also contains non-solicitation and non-disclosure provisions in the event of the termination of Mr. Kotler's employment with the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.32 Employment Agreement, dated as of June 1, 2006, between Technical Olympic USA, Inc. and Andreas Stengos.

10.33 Employment Agreement, dated as of June 1, 2006, between Technical Olympic USA, Inc. and George Stengos.

10.34 Amendment, dated as of June 6, 2006, to the Employment Agreement between Technical Olympic USA, Inc. and John Kraynick.

99.1 Press Release, dated June 6, 2006, of Technical Olympic USA, Inc.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technical Olympic USA, Inc.

June 7, 2006	By:	Beatriz L. Koltis

Name: Beatriz L. Koltis
Title: Associate General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.32	Employment Agreement, dated as of June 1, 2006, between Technical Olympic USA, Inc. and Andreas Stengos
10.33	Employment Agreement, dated as of June 1, 2006, between Technical Olympic USA, Inc. and George Stengos
10.34	Amendment, dated as of June 6, 2006, to the Employment Agreement between Technical Olympic USA, Inc. and John Kraynick
99.1	Press Release, dated June 6, 2006, of Technical Olympic USA, Inc.